Computation of Net Income Per Common Share

(Dollars in millions, except per-share data; shares in thousands)
I. Basic Net Income (Loss) Per Common Share
     Income from continuing operations
     Accrued dividends on ESOP preferred stock, net
     Accrued dividends on redeemable preferred stock
     Adjusted income from continuing operations
     Discontinued operations
     Adjusted net income (loss)

     Average common shares outstanding during the period
     Common shares issuable with respect to
       exchangeable shares
     Adjusted average shares outstanding for the period

     Basic earnings (loss) per share:
       Continuing operations
       Discontinued operations
     Basic earnings (loss) per share


II. Diluted Net Income (Loss) Per Common Share
     Income from continuing operations
     Accrued dividends on ESOP preferred stock, net
     Accrued dividends on redeemable preferred stock
     ESOP expense adjustment, net of tax
     Interest on convertible debt, net of tax
     Adjusted income from continuing operations
     Discontinued operations
     Adjusted net income (loss)

     Average common shares outstanding during the period
     Common shares issuable with respect to:
       Stock options, incentive and exchangeable shares
       Convertible debt
       ESOP preferred stock
     Adjusted average shares outstanding for the period

     Diluted earnings (loss) per share:
       Continuing operations
       Discontinued operations
     Diluted earnings (loss) per share

                                                                  EXHIBIT 11

         1999            1998            1997            1996          1995

     $  1,424        $    585        $  1,452        $  1,206      $  1,174
          (38)            (46)            (44)            (43)          (42)
            -               -               -              (1)           (3)
        1,386             539           1,408           1,162         1,129
            -            (190)              -               -        (1,646)
     $  1,386        $    349        $  1,408        $  1,162      $   (517)

      661,917         655,676         649,608         648,924       644,174

        1,576           3,280           3,763           5,464         7,854
      663,493         658,956         653,371         654,388       652,028


     $   2.09        $    .82        $   2.16        $   1.78      $   1.73
            -            (.29)              -               -         (2.53)
     $   2.09        $    .53        $   2.16        $   1.78      $  ( .80)



     $  1,424        $    585        $  1,452        $  1,206      $  1,174
            -             (46)              -               -             -
            -               -               -              (1)           (3)
            5               -               -              (3)           (9)
           17               3               3               3             4
        1,446             542           1,455           1,205         1,166
            -            (190)              -               -        (1,646)
     $  1,446        $    352        $  1,455        $  1,205      $   (480)

      661,917         655,676         649,608         648,924       644,174

       10,303          13,091          11,691          16,106        19,206
       13,191           5,287           5,287           5,288         5,287
       51,989               -          54,687          55,962        57,325
      737,400         674,054         721,273         726,280       725,992


     $   1.96        $    .80        $   2.02        $   1.66      $   1.61
            -            (.28)              -               -         (2.27)
     $   1.96        $    .52        $   2.02        $   1.66      $  ( .66)